As filed with the Securities and Exchange Commission on October 31, 2000

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARRIS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	34-0276860 (I.R.S. Employer Identification No.)

1025 West NASA Boulevard Melbourne, Florida (Address of Principal Executive Offices)	32919 (Zip Code)

HARRIS CORPORATION 2000 STOCK INCENTIVE PLAN (Full title of the plan)

Scott T. Mikuen
Corporate & Finance Counsel, Assistant Secretary
HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919
(Name and address of agent for service)

(321) 727-9100
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered (1)	share (2)	price (2)	registration fee

Common Stock,	10,000,000	$24.75	$247,500,000	$65,340.00

par value $1 per

share

Preferred Stock	10,000,000	N/A	N/A	N/A

Purchase Rights (3)

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended this registration statement covers an indeterminate number of shares which may be issuable pursuant to the anti-dilution and adjustment provisions of the Harris Corporation 2000 Stock Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. The fee is based on the average of the high and low prices of Harris Corporation’s Common Stock as reported on the New York Stock Exchange Composite Tape on October 25, 2000.

(3)	The Preferred Stock Purchase Rights are attached to and trade with the Common Stock. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock and the registration fee for the Rights is included in the fee for the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information. *

Item 2.     Registrant Information and Employee Plan
                 Annual Plan Information. *

* Information required by Part I to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the explanatory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

                  The following documents previously filed by Harris Corporation, a Delaware corporation (the “Registrant”), (Exchange Act File No. 1-3863) with the Commission, are incorporated herein by reference and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000, filed with the Commission on August 30, 2000;

2.	The Registrant’s Current Reports on Form 8-K (a) date of event, July 31, 2000, filed with the Commission on July 31, 2000, and (b) date of event, August 31, 2000, filed with the Commission on September 14, 2000 (as amended by a Current Report on Form 8-K/A filed with the Commission on September 18, 2000);

3.	Description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statements pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description; and

4.	Description of the Registrant’s Preferred Stock Purchase Rights set forth in Item 1 of the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 6, 1996.

                  All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

      Harris’ Common Stock is registered under Section 12 of the Exchange Act. The following summary, which describes certain material provisions of Harris’ capital stock, is not complete and is qualified in its entirety by Harris’ Restated Certificate of Incorporation, Bylaws and Rights Agreement, which documents are incorporated by reference as exhibits into this Registration Statement and by applicable provisions of law.

Authorized Capital Stock

      Under Harris’ Restated Certificate of Incorporation, the total number of shares of all classes of stock that Harris has authority to issue is 251,000,000, of which 1,000,000 are shares of preferred stock, without par value (the “Preferred Stock”), and 250,000,000 are shares of Common Stock. 10,000,000 shares of Common Stock have been reserved for issuance under the 2000 Plan. No shares of Preferred Stock have been issued, although shares of Preferred Stock have been reserved for issuance under the Rights Agreement (as defined below).

Common Stock

      The holders of shares of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares possess all voting power, except as described below under the headings “Certain Anti-Takeover Provisions of Harris’ Restated Certificate of Incorporation, Bylaws, Rights Agreement and Delaware Law –Provisions of Harris’ Restated Certificate of Incorporation Related to Business Combinations” and “ – Anti-Greenmail Provisions of Harris’ Restated Certificate of Incorporation,” and except as otherwise required by law or provided in any resolution adopted by Harris’ Board of Directors with respect to any series of Preferred Stock. There are no cumulative voting rights, except as described below under the heading “Certain Anti-Takeover Provisions of Harris’ Restated Certificate of Incorporation, Bylaws, Rights Agreement and Delaware Law – Provisions of Harris’ Restated Certificate of Incorporation While There is a 40% Stockholder.” Accordingly, the holders of a majority of shares of Common Stock voting for the election of directors can elect all of the directors, if they choose to do so, subject to any rights of the holders of Preferred Stock to elect directors. Subject to any preferential or other rights of any outstanding series of Preferred Stock that may be designated by Harris’ Board of Directors, the holders of shares of Common Stock will be entitled to such dividends as may be declared from time to time by Harris’ Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of Harris available for distribution to such holders.

Preferred Stock

      Harris’ Board of Directors is authorized without further stockholder approval (except as may be required by applicable law or New York Stock Exchange regulations) to provide for the issuance of shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by Harris’ Board of Directors providing for the issuance of such series and as are permitted by the Delaware General Corporation Law. See “Certain Anti-Takeover Provisions of Harris’ Restated Certificate of Incorporation, Bylaws and Rights Agreement and Delaware Law –Preferred Stock.” Should Harris’ Board of Directors elect to exercise this authority, the rights and privileges of holders of shares of Common Stock could be made subject to the rights and privileges of any such series of Preferred Stock. Presently, Harris has no plans to issue any Preferred Stock, except that Harris’ Stockholder Protection Rights Agreement (the “Rights Agreement”) provides for the issuance of shares of participating Preferred Stock under the circumstances specified in the Rights Agreement, upon exercise or exchange of rights (the “Rights”) issued thereunder. See “Certain Anti-Takeover Provisions of Harris’ Restated Certificate of Incorporation, Bylaws and Rights Agreement and Delaware Law – Stockholder Protection Rights Agreement.”

No Preemptive Rights

      No holder of any stock of Harris of any class authorized has any preemptive right to subscribe to any securities of Harris of any kind or class.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for Harris is ChaseMellon Shareholder Services, L.L.C.

Certain Anti-Takeover Provisions of Harris’ Restated Certificate of
Incorporation, Bylaws, Rights Agreement and Delaware Law

      General

      Harris’ Restated Certificate of Incorporation, Harris’ Bylaws, the Rights Agreement and the Delaware General Corporation Law contain certain provisions that could delay or make more difficult an acquisition of control of Harris not approved by Harris’ Board of Directors, whether by means of a tender offer, open market purchases, a proxy contest or otherwise. These provisions have been implemented to enable Harris to conduct its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by

Harris’ Board of Directors to be in the best interests of Harris and its stockholders. See also “ –Stockholder Protection Rights Agreement.” These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Harris, although such a proposal, if made, might be considered desirable by a majority of Harris’ stockholders. These provisions also may have the effect of making it more difficult for third parties to cause the replacement of the current management of Harris without the concurrence of Harris’ Board of Directors. Set forth below is a description of the provisions contained in Harris’ Restated Certificate of Incorporation and Bylaws, the Rights Agreement and the Delaware General Corporation Law that could impede or delay an acquisition of control of Harris that Harris’ Board of Directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to Harris’ Restated Certificate of Incorporation, Harris’ Bylaws and the Rights Agreement, the forms of which are incorporated by reference as exhibits into this Registration Statement, as well as the Delaware General Corporation Law.

      Classified Board of Directors

      Harris’ Restated Certificate of Incorporation provides for Harris’ Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of Harris’ Board of Directors will be elected each year. This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of Harris’ Board of Directors until the second annual stockholders’ meeting following the date on which the acquiror obtains the controlling stock interest and it could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Harris, in both cases increasing the likelihood that incumbent directors will retain their positions.

      Number of Directors; Removal; Filling of Vacancies

      Harris’ Restated Certificate of Incorporation and Bylaws provide that the number of directors shall be not less than eight or more than 13, the exact number to be fixed by resolution of Harris’ Board of Directors from time to time. Directors may be removed by stockholders only for cause.

      Harris’ Restated Certificate of Incorporation and Bylaws provide that vacancies on the Board of Directors may be filled only by a majority vote of the remaining directors or by the sole remaining director.

      Stockholder Action

      Harris’ Restated Certificate of Incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders. Therefore, stockholders may not act by written consent. Harris’ Bylaws provide that special meetings of stockholders may be called only by Harris’ Board of Directors, Chairman of the Board or Chief Executive Officer.

      Advance Notice for Stockholder Proposals or Nominations at Meetings

      Harris’ Bylaws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at an annual meeting of stockholders as has been (i) specified in the notice of annual meeting given by, or at the direction of Harris’ Board of Directors; (ii) brought before the meeting by, or at the direction of, Harris’ Board of Directors, or (iii) brought by a stockholder who has given Harris’ Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. With respect to a special meeting of the stockholders, only such business may be conducted at the meeting as has been specified in the notice of special meeting. The person presiding at such annual or special meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, Harris’ Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to Harris’ Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of Harris.

      To be timely, notice of nominations or other business to be brought before any annual meeting must be delivered to Harris’ Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, such advance notice shall be given by the later of (i) the close of business on the date 90 days prior to the date of the annual meeting or (ii) the close of business on the tenth day following the date that the annual meeting date is first publicly announced or disclosed. If Harris calls a special meeting of stockholders for the purpose of electing directors, notice of nominations must be delivered to Harris’ Secretary not later than the close of business on the tenth day following the date that the special meeting date and either the names of nominees or the number of directors to be elected is first publicly announced or disclosed.

      Any stockholder who gives notice of a proposal must provide the text of the proposal to be presented, a brief written statement of the reasons why he or she favors the proposal, the stockholder’s name and address, the number and class of all shares of each class of Harris stock owned of record and beneficially by such stockholder, and any material interest the stockholder may have in the proposal (other than as a Harris stockholder).

      The notice of any nomination for election as a director must set forth the name of the nominee, the number and class of all shares of each class of Harris capital stock owned of record and beneficially by the nominee, the information regarding the nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Commission, the signed consent of each nominee to serve as a director if elected, the nominating stockholder’s name and address, and the number and class of shares of Harris stock owned of record and beneficially by such nominating stockholder.

      Amendments to Bylaws

      Harris’ Bylaws provide that Harris’ Board of Directors or the holders of a majority of the shares of Harris’ capital stock entitled to vote at an annual or special meeting of stockholders have the power to amend, alter, change or repeal Harris’ Bylaws.

      Amendment of the Restated Certificate of Incorporation

      Any proposal to amend, alter, change or repeal any provision of Harris’ Restated Certificate of Incorporation requires approval by the affirmative vote of a majority of the voting power of all of the shares of Harris’ capital stock entitled to vote on such matters, with the exception of certain provisions of Harris’ Restated Certificate of Incorporation that require a vote of 80% or more of such voting power.

      Provisions of Harris’ Restated Certificate of Incorporation Related to Business Combinations

      Harris’ Restated Certificate of Incorporation provides that, in addition to any affirmative vote required by law or any other provision of Harris’ Restated Certificate of Incorporation, “business combinations” (defined generally as mergers, consolidations, sales of substantially all assets, issuances or transfers of securities with a fair market value of more than $1,000,000, and other significant transactions) involving Harris or any Harris subsidiary and involving or proposed by an “interested stockholder” (generally defined for the purposes of this provision as a person who beneficially owns more than 10% of Harris’ outstanding voting capital stock or is an affiliate of Harris and who within the prior two years was such a 10% beneficial owner or who has succeeded to any shares of Harris’ voting capital stock that were owned by an interested stockholder within the prior two years) or an affiliate of an interested stockholder require the approval of at least 80% of Harris’ then outstanding capital stock, voting as a class; provided that business combinations approved by Harris’ continuing directors (as defined) or satisfying certain “fair price” and procedure provisions (generally requiring that stockholders receive consideration at least equal to the highest price paid by the interested stockholders within the prior two years) are not be subject to this requirement. Harris’ Restated Certificate of Incorporation provides that this provision cannot be amended or repealed, and that any inconsistent provision may not be adopted, without the affirmative vote of at least 80% of Harris’ then outstanding capital stock, voting as a class.

      Anti-Greenmail Provisions of Harris’ Restated Certificate of Incorporation

      Harris’ Restated Certificate of Incorporation provides that any purchase by Harris of shares of its voting capital stock from an “interested shareholder” (generally defined for the purposes of this provision as a person who beneficially owns more than 5% of Harris’ outstanding voting capital stock or is an affiliate of Harris and who within the prior two years was such a 5% beneficial owner or who has succeeded to any shares of Harris’ voting capital stock that were owned by an interested shareholder within the prior two years) at a price higher than the market price at the time, other than pursuant to an offer to the holders of all outstanding shares of the class, requires the approval of the percentage of Harris’ then outstanding voting capital stock at least equal to the sum of the percentage held by the interested shareholder plus a majority of the remaining shares, voting as a class. Harris’ Restated Certificate of Incorporation provides that these provisions cannot be amended or repealed, and that any inconsistent provision may not be adopted, without the affirmative vote of at least 80% of Harris’ then outstanding capital stock, voting as a class.

      Provisions of Harris’ Restated Certificate of Incorporation While There is a 40% Shareholder

      Harris’ Restated Certificate of Incorporation provides that in any election of directors on or after the date on which any “40% shareholder” (generally defined for the purposes of this provision as a person who beneficially owns more than 40% of Harris’ outstanding voting capital stock or is an affiliate of Harris and who within the prior two years was such a 40% beneficial owner or who has succeeded to any shares of Harris’ voting capital stock that were owned by an interested shareholder within the prior two years) becomes a 40% shareholder, and until such time as no 40% shareholder any longer exists, there shall be cumulative voting for election of directors so that any holder of Harris’ voting capital stock will be entitled to as many votes as shall equal the number of directors to be elected multiplied by the number of votes to which the holder would otherwise be entitled and such holder may cast all of such votes for a single director, or distribute such votes among as many candidates as such holder sees fit. In any such election of directors, one or more candidates may be nominated by a majority of Harris’ disinterested directors. With respect to any person so nominated, or nominated by a holder of Harris’ voting capital stock with a market price of at least $100,000, Harris is required to include certain information with respect to such nominees (generally on equal terms with other nominees of Harris’ board of directors and management) in Harris’ proxy or other materials with respect to election of directors. Harris’ Restated Certificate of Incorporation provides that these provisions cannot be amended or repealed, and that any inconsistent provision may not be adopted, without the affirmative vote of at least 80% of Harris’ then outstanding capital stock, voting as a class.

      Preferred Stock

      Harris’ Restated Certificate of Incorporation authorizes Harris’ Board of Directors by resolution to issue one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series. Harris believes that the availability of the Preferred Stock provides Harris with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs that might arise. Having such authorized shares available for issuance allows Harris to issue shares of Preferred Stock without the expense and delay of a special stockholders’ meeting. The authorized shares of Preferred Stock, as well as authorized shares of Common Stock, are available for issuance without further action by Harris’ stockholders, unless such action is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which Harris’ securities may be listed. Although Harris’ Board of Directors has no intention at the present time of doing so, it does have the power (subject to applicable law) to issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction. See “Stockholder Protection Rights Agreement” below.

      Stockholder Protection Rights Agreement

      For a description of the terms of Harris’ Rights Agreement, see the description incorporated by reference herein under Item 3 of this Registration Statement.

      Delaware Law

      Under Section 203 of the Delaware General Corporation Law (“Section 203”), certain “business combinations” (defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase the interested stockholder’s percentage ownership of stock) between a publicly held Delaware corporation and an “interested stockholder” (defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock or their affiliates) are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be so governed, (ii) either the business combination or the proposed acquisition of stock resulting in the person becoming an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by officers who are also directors or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the board of directors of the corporation and also ratified by two-thirds of the voting stock that the interested stockholder did not own.

      Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Harris’ Restated Certificate of Incorporation does not exclude Harris from restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring Harris to negotiate in advance with Harris’ Board of Directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approved either the business combination or the transaction that results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of Harris. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Item 5.     Interests of Named Experts and Counsel.

      The validity of the Common Stock covered by this Registration Statement will be passed upon for the Registrant by Scott T. Mikuen, Corporate and Finance Counsel and Assistant Secretary of the Registrant. Mr. Mikuen is eligible to participate in the Harris Corporation 2000 Stock Incentive Plan.

Item 6.     Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any person who was, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      A Delaware corporation may indemnify any person in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation in the performance of his or her duty. Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the prior paragraph or in this paragraph, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

      The Registrant’s By-Laws provide for indemnification of (among others) the Registrant’s current and former directors and officers to the fullest extent permitted by law. The Registrant’s By-Laws also provide that expenses (including attorneys’ fees) incurred by any such person in defending actions, suits or proceedings shall be paid or reimbursed by the Registrant promptly upon demand.

      As permitted by Section 102(b)(7) the DGCL, the Registrant’s Restated Certificate of Incorporation provides that its directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions, or (d) for any transaction from which the director derived an improper personal benefit.

                While the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty. Accordingly, the Restated Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions described in the preceding paragraph apply to an officer of the Registrant only if he or she is a director of the Registrant and is acting in his or her capacity as a director, and do not apply to officers of the Registrant who are not directors.

                As permitted by the DGCL, the Registrant maintains officers’ and directors’ liability insurance which insures against claims and liabilities (with stated exceptions) that officers and directors of the Registrant may incur in such capacities. In addition, the Registrant has entered into indemnification agreements with each of the directors and executive officers pursuant to which each director and executive officer is entitled to be indemnified to the fullest extent allowable under Delaware law.

Item 7.     Exemption from Registration Claimed.

                Not applicable.

Item 8.     Exhibits.

                The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

3(a)	Restated Certificate of Incorporation of Harris Corporation (December 1995), incorporated herein by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

3(b)	By-Laws of Harris Corporation as in effect December 3, 1999, incorporated herein by reference to Exhibit 3(i) to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 1999.

3(c)	Amendment to By-Laws of Harris Corporation, adopted on June 23, 3000, incorporated herein by reference to Exhibit 3(iii) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

4(a)	Stockholder Protection Rights Agreement, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, dated as of December 6, 1996, incorporated herein by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 6, 1996.

4(b)	Harris Corporation 2000 Stock Incentive Plan.

5	Opinion of Scott T. Mikuen, Corporate & Finance Counsel, Assistant Secretary of the Corporation, as to the validity of the securities registered hereby.

23(a)	Consent of Scott T. Mikuen (included in Opinion in Exhibit 5).

23(b)	Consent of Ernst & Young LLP.

24	Powers of Attorney (included on the signature pages of this Registration Statement).

Item 9.     Undertakings.

                 The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on this 27th day of October 2000.

HARRIS CORPORATION

By: /s/ Bryan R. Roub

Bryan R. Roub Senior Vice President-Chief Financial Officer

POWER OF ATTORNEY

                KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RICHARD L. BALLANTYNE and SCOTT T. MIKUEN, each and individually, his or her attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in any and all capacities, to sign any and all amendments including post-effective amendments, to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorneys-in-fact or agents or their substitutes, may do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Phillip W. Farmer Phillip W. Farmer	Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2000

/s/ Bryan R. Roub Bryan R. Roub	Senior Vice President-Chief Financial Officer (Principal Financial Officer)	October 27, 2000

/s/ James L. Christie James L. Christie	Vice President-Controller (Principal Accounting Officer)	October 27, 2000

/s/ Alfred C. DeCrane	Director	October 27, 2000

Alfred C. DeCrane

/s/ Ralph D. DeNunzio	Director	October 27, 2000

Ralph D. DeNunzio

/s/ Joseph L. Dionne	Director	October 27, 2000

Joseph L. Dionne

/s/ John T. Hartley	Director	October 27, 2000

John T. Hartley

/s/ Karen Katen	Director	October 27, 2000

Karen Katen

/s/ Stephen P. Kaufman	Director	October 27, 2000

Stephen P. Kaufman

/s/ Gregory T. Swienton	Director	October 27, 2000

Gregory T. Swienton

/s/ Alexander B. Trowbridge	Director	October 27, 2000

Alexander B. Trowbridge

INDEX TO EXHIBITS

Exhibit No.

3(a)	Restated Certificate of Incorporation of Harris Corporation (December 1995), incorporated herein by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

3(b)	By-Laws of Harris Corporation as in effect December 3, 1999, incorporated herein by reference to Exhibit 3(i) to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 1999.

3(c)	Amendment to By-Laws of Harris Corporation, adopted on June 23, 3000, incorporated herein by reference to Exhibit 3(iii) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

4(a)	Stockholder Protection Rights Agreement, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, dated as of December 6, 1996, incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 1996.

4(b)	Harris Corporation 2000 Stock Incentive Plan.

5	Opinion of Scott T. Mikuen, Corporate & Finance Counsel, Assistant Secretary of the Corporation, as to the validity of the securities registered hereby.

23(a)	Consent of Scott T. Mikuen (included in Opinion at Exhibit 5).

23(b)	Consent of Ernst & Young LLP.

24	Powers of Attorney (included on the signature pages of this Registration Statement).